UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2009

Vitamin Shoppe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-3664322
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

001-34507

Commission File Number

2101 91st Street

North Bergen, New Jersey 07047

(Addresses of Principal Executive Offices, including Zip Code)

(800) 223-1216

(Registrant’s Telephone Number, Including Area Code)

(Formerly VS Holdings, Inc.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2009, Catherine E. Buggeln and Katherine Savitt-Lennon were appointed to the board of directors of Vitamin Shoppe, Inc.

Ms. Buggeln, 48 years of age, currently serves as a director of The Dress Barn, Inc., which is publicly traded, Noble Biomaterials Inc. and Stuart Weitzman LLC. Ms. Buggeln also serves on the Governing Board of the Business Council for Peace. Ms. Buggeln has provided business strategy and brand management consulting services within the past five years. Ms. Buggeln was Senior Vice President, Strategic Planning and Business Development for Coach, Inc. from 2001 to 2004.

Ms. Savitt-Lennon, 46 years of age, has served as the Chief Executive Officer of Lockerz, LLC., from March 2006 to 2009. Ms. Savitt-Lennon served as the Executive Vice President and Chief Marketing Officer of American Eagle Outfitters, Inc. From 2002-2006, she served as Vice President, Strategic Communications, Content and Initiatives of Amazon.com. Ms. Savitt-Lennon serves on the Advisory Board of Liberty Media, the board of directors of the Build-A-Bear Workshop, Inc. and as a board member of the Carnegie Museum of Art.

Under Vitamin Shoppe, Inc.’s Director Compensation program Ms. Buggeln and Ms. Savitt-Lennon will receive $7,500 per quarterly board meeting attended and an additional $1,000 for each committee meeting that they attend in person, and $500 per committee meeting attended telephonically. In addition, both Ms. Buggeln and Ms. Savitt-Lennon will each be issued 27,916 stock-option grants. These stock-option grants are subject to 25% vesting per year over four years and expire in ten years.

We confirm there is no transaction between Ms. Buggeln and Ms. Savitt-Lennon and Vitamin Shoppe, Inc., and its subsidiaries that would require disclosure under item 404(a) of regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vitamin Shoppe, Inc.

Date: November 9, 2009	By:	/s/ MICHAEL G. ARCHBOLD
	Name:	Michael G. Archbold
	Title:	Chief Financial Officer